United States securities and exchange commission logo





                     September 5, 2023

       Shahraab Ahmad
       Chief Executive Officer
       Atlantic Coastal Acquisition Corp.
       6 St Johns Lane, Floor 5
       New York, NY 10013

                                                        Re: Atlantic Coastal
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed August 22,
2023
                                                            File No. 001-40158

       Dear Shahraab Ahmad:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Stephen Ashley